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                                Contact:                  Jeanette Clonan
                                                          Loral
                                                          (212) 338-5658

                                                          Michael Granieri
                                                          AT&T
                                                          (908) 221-7611


                 LORAL TO ACQUIRE AT&T SKYNET SATELLITE SERVICE
                    OPERATIONS IN $712.5 MILLION TRANSACTION

       Includes Telstar Satellites, Control Stations and Orbital Slots

                      Loral to Retain All SKYNET Employees

                      First Acquisition for the "New" Loral

NEW YORK, September 25, 1996 -- Loral Space & Communications Ltd. (NYSE:LOR) announced today that it has entered into a definitive agreement to acquire AT&T's SKYNET Satellite Services for $712.5 million in cash. The acquisition is the first for the "new" Loral and, together with Loral's existing satellite activities, creates one of the world's largest satellite-based businesses.

         SKYNET is a leading U.S. satellite operator specializing in the distribution of entertainment and educational programming to mass audiences throughout the nation via a network of C- and Ku-band geosynchronous satellites known as the Telstar series. The company also operates two state-of-the-art satellite telecommunications control stations and an advanced research and development facility.

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          "SKYNET will serve as a critical building block for our worldwide satellite network service strategy," stated Loral chairman and chief executive officer, Bernard L. Schwartz. "SKYNET, one of the three leading domestic satellite service providers, was our premier opportunity for value to advance this strategy. Historically a domestic provider, SKYNET not only jump starts our U.S. capabilities, but provides us with a world-class platform for expansion into the international arena."

          "AT&T's strategy is to take advantage of the many opportunities opened up by the new telecommunications regulation by focusing on our core businesses and customer franchises," said Bob Aquilina, vice president of product management - business markets for AT&T. "While SKYNET is a strong business and is expected to continue to grow, selling it makes sense for AT&T because it is not central to our new strategy. We think Loral and SKYNET Satellite Services are a great match because Loral's principal business focus is satellite communications and it is committed to continuing to deliver the high level of service to which SKYNET customers are accustomed," Mr. Aquilina said. "We're delighted Loral has agreed to employing the entire SKYNET team and we look forward to being a customer of Loral's satellite offerings."

         In addition to Space Systems/Loral, one of the world's largest manufacturers of satellites, Loral has two other major initiatives under development as part of its global network strategy. In the second half of 1997 Loral's Globalstar will begin launching a constellation of 48 low-earth-orbiting (LEO) satellites for its worldwide telephony system. Loral also plans geostationary satellites (GEOs) operating in the Ku- and Ka-band for CyberStar, its two-way digital communications system for the low-cost transmission of broadband data, planned for a phased roll-out beginning in late 1997.

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          "The demand for satellite services is huge and growing," Mr.
Schwartz said. It is the most cost-effective method of extending high quality broadcast and broadband interactive multi-media services worldwide. SKYNET significantly adds to Loral's ability to develop a major, truly integrated system of GEO and LEO satellite networks."

         Much of SKYNET's revenues is derived from long-term contracts for telecommunications services under noncancelable transponder leases. As recently launched satellites and satellites currently under construction are deployed, revenues and earnings are expected to increase dramatically. For example, without a full-year's benefit from the launch of Telstar 5, SKYNET'S 1997 revenues should exceed $145 million and earnings before interest, taxes, depreciation and amortization (EBITDA) should grow to in excess of $95 million. It is expected that the acquisition will be accretive to Loral's pre-tax earnings in 1998, SKYNET'S first full year under Loral ownership, contributing approximately $30 million that year. Loral will use $500 million of debt to finance the acquisition, leaving it with approximately $400 million in cash after the transaction.

          "Loral is experienced at acquiring non-core divisions of large companies, investing in them and enabling them to realize their full potential as part of our core business," said Mr. Schwartz. "The acquisition of SKYNET, which is known for its exemplary customer service and technological innovation, multiplies our ability to capitalize on the huge demand for satellite service."

         Among SKYNET's customers are some of the strongest content providers in the broadcast industry, including ABC, Fox, PBS, Viacom, EDS, and Western Telecommunications, Inc. Additionally, SKYNET leases satellite capacity to direct-to-home service provider AlphaStar. Loral SKYNET, as the company will be called upon closing, will also continue to serve AT&T's VSAT customers and will support other AT&T communications services.

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         Loral intends to retain all SKYNET employees, consistent with its practice of building on the resources of its acquisitions. SKYNET is headquartered in Bedminster, New Jersey. It has two operations centers, one based in Hawley, Pennsylvania, and the other in Three Peaks, California. SKYNET's research and development is based in Holmdel, New Jersey.

         The transaction, which is subject to Federal Communications Commission and Federal Trade Commission/Department of Justice approval, is expected to conclude in approximately six months.

         Loral Space & Communications Ltd. is a $1.7 billion high technology company headquartered in New York that concentrates on satellite manufacturing and satellite-based services. Loral manages and is the largest equity owner of both Globalstar, in which it holds a 34% interest, and Space Systems/Loral, a leading manufacturer of large, high-powered satellites for telecommunications and environmental applications, in which it holds a 51% interest.

                                    # # #

This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. These factors and conditions have been described in the section of the Company's Information Statement, dated April 12, 1996, entitled, "Risk Factors," and other documents the Company files, from time to time, with the Securities and Exchange Commission, including the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The reader is specifically referred to these documents regarding the factors and conditions that may affect future results.